Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement of Cordia, Corp. on Form 1-A/A of our report dated April 5, 2021, relating to the consolidated financial statements of Cordia, Corp. as of December 31, 2020, and 2019, and for the years then ended (which report includes an explanatory paragraph relating to substantial doubt about Cordia Corp’s. ability to continue as a going concern). We also consent to the reference to our firm under the heading “Experts”.

BF Borgers CPA PC

Lakewood, Colorado

May 25, 2021